Mr. Jacob Gitman
1111 Kane Concourse
Suite 518
Bay Harbor Islands, FL33154
305-867-1228

Date: June 30th, 2017

Re: Resignation and Appointment

To Blackpoll Fleet International, Inc. Board of Directors,

Effective immediately, I hereby resign as Sole Officer & Director and appoint Dan Oran as Sole Officer & Director.

Jacob Gitman

UNANIMOUS CONSENT IN LIEU OF A SPECIAL MEETING OF THE BOARD OF DIRECTORS OF BLACKPOLL FLEET INTERNATIONAL, INC.

The Undersigned, being the sole Director of Blackpoll Fleet International, Inc. (the Company), hereby takes the following action;

WHEREAS, Jacob Gitman is desirous of resigning as the sole Officer and Director of the Company;

WHEREAS, The Board of Directors deems it in the best interest of the Company to elect Dan Oran to serve as the sole Officer and Director of the Company.

WHEREAS, Dan Oran has accepted his appointment as the sole Officer and Director of the Company.

THEREFORE BE IT RESOLVED, Dan Oran be appointed as the sole Officer and Director of the Company;

BE IT FURTHER RESOLVED, that the Company accept the resignation of Jacob Gitman as the sole Officer and Director of the Company, effective immediately;

BE IT FURTHER RESOLVED, that this Unanimous Consent be placed into the minute book of the Company with the proceedings of the Board of Directors and that this consent shall have the same force and effect as if a meeting of the directors were held.

IN WITNESS WHEREOF, the undersigned has executed this document to be effective this 30th day of June, 2017.

Jacob Gitman

Dan Oran